EXHIBIT 21

SUBSIDIARIES OF BARRETT BUSINESS SERVICES, INC.

AT DECEMBER 31, 2016

Subsidiary	Jurisdiction of Formation

Associated Insurance Company for Excess	Arizona
Ecole Insurance Company	Arizona
BBS I, LLC	Oregon